As filed with the Securities and Exchange Commission on August 1, 2025

Registration No. 333-______
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EXTRA SPACE STORAGE INC.
(Exact name of registrant as specified in its charter)

Maryland	20-1076777
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2795 East Cottonwood Parkway, Suite 300
Salt Lake City, Utah 84121
(801) 365-4600
(Address of Principal Executive Offices)

EXTRA SPACE STORAGE INC.
AMENDED AND RESTATED EXTRA SPACE STORAGE INC. 2015 INCENTIVE AWARD PLAN
(Full Title of the Plan)
Joseph D. Margolis
Chief Executive Officer
Extra Space Storage Inc.
2795 East Cottonwood Parkway, Suite 300
Salt Lake City, Utah 84121
(801) 365-4600
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
Copy to:
Craig M. Garner, Esq.
Latham & Watkins LLP
12670 High Bluff Drive
San Diego, California 92130
(858) 523-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non- accelerated filer or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company Emerging growth company	☐ ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
Proposed sales to take place as soon after the effective date of the registration statement as awards granted under the above-named plan are granted, exercised and/or distributed.

EXPLANATORY NOTE
This registration statement registers the offer and sale of 6,500,000 shares of common stock of Extra Space Storage Inc. for issuance under the Amended and Restated Extra Space Storage Inc. 2015 Incentive Award Plan (the “2015 Plan”). Pursuant to General Instruction E of Form S-8, the contents of the prior registration statements on Form S-8, File No. 333-204010, previously filed with respect to the 2015 Plan are incorporated into this registration statement by reference to the extent not modified or superseded hereby or by any subsequently filed document, which is incorporated by reference herein or therein.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
In this registration statement, Extra Space Storage Inc. is sometimes referred to as “Registrant,” “we,” “us” or “our company.”
Item 3. Incorporation of Documents by Reference.
The Securities and Exchange Commission (“SEC”) allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:
(a)the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed by the Registrant with the SEC on February 28, 2025, which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;
(b)the Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025 and June 30, 2025, filed with the SEC on May 2, 2025 and August 1, 2025, respectively;
(c)the Current Reports on Form 8-K filed by the Registrant with the SEC on January 22, 2025, March 11, 2025, March 19, 2025, May 19, 2025, and May 23, 2025; and
(d)the description of the Registrant’s common stock set forth in the Registrant’s registration statement on Form 8-A (Registration No. 001-32269), filed by the Registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on August 4, 2004, including any amendments or reports filed for the purpose of updating such description.
In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Notwithstanding the foregoing, under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.
The Maryland General Corporation Law (“MGCL”) requires a corporation (unless its charter provides otherwise, which our company's charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:
•the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;
•the director or officer actually received an improper personal benefit in money, property or services; or
•in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:
•a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and
•a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.
Our charter authorizes us to obligate us and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:
•any present or former director or officer who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity; or
•any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner or trustee of another corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity.
Our charter and bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.
The partnership agreement of our operating partnership provides that we, as general partner, and our officers and directors are indemnified to the maximum extent permitted by law. The general partner and its trustees and officers are not liable to the operating partnership for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission, so long as it acted in good faith. The partnership agreement provides for indemnification of us, any of our directors, and both our operating partnership's and our officers or employees and other persons as our operating partnership may designate from and against all losses, claims, damages, liabilities, expenses, fines, settlements and other amounts incurred in connection with any actions relating to our operating partnership's operations, as set forth in the partnership agreement (subject to the exceptions described below).
Our directors and officers have duties under applicable Maryland law to manage our company in a manner reasonably believed to be in the best interests of our company. At the same time, our operating partnership's general partner has fiduciary duties to manage our operating partnership in a manner beneficial to the operating partnership and its limited partners. Our duties, through the general partner, to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our directors and officers to our company.
The partnership agreement expressly limits our liability and that of the general partner by providing that we and our officers and directors and the general partner and its officers and trustees are not liable or accountable in damages to the operating partnership, its limited partners or assignees for errors in judgment or mistakes of fact or law or of any act or omission if we or our directors or officers acted in good faith. In addition, our operating partnership is required to indemnify us, the general partner, a trustee of the general partner, our directors, officers and employees and the directors, officers and employees of our operating partnership to the maximum extent permitted by applicable law, against any and all losses, claims, damages, liabilities, expenses, judgments, fines and other actions incurred by our operating partnership or the other persons in connection with any actions relating to our operating partnership's operations, provided that our operating partnership will not indemnify for willful misconduct or a knowing violation of the law or any transaction for which the person received an improper personal benefit in violation or breach of any provision of the partnership agreement.
We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements require, among other matters, that we indemnify our directors and executive officers to the maximum extent permitted by law and advance to the directors and executive officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all expenses incurred by directors and executive officers seeking to enforce their rights under the indemnification agreements and may cover directors and executive officers under our directors' and officers' liability insurance. Although indemnification agreements offer substantially the same scope of coverage afforded under the bylaws, they provide greater assurance to directors and executive officers that indemnification will be available, because, as contracts, they cannot be modified unilaterally in the future by the board of directors to eliminate the rights they provide.
Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
3.1	Amended and Restated Articles of Incorporation of Extra Space Storage Inc., dated August 16, 2004	S-11	333-115436	3.1	8/10/2004
3.2	Articles of Amendment of Extra Space Storage Inc., dated September 28, 2007	8-K	001-32269	3.1	10/3/2007
3.3	Articles of Amendment of Extra Space Storage Inc., dated August 29, 2013	8-K	001-32269	3.1	8/29/2013
3.4	Articles of Amendment of Extra Space Storage Inc., dated May 21, 2014	8-K	001-32269	3.1	5/28/2014
3.5	Second Amended and Restated Bylaws of Extra Space Storage Inc.	8-K	001-32269	3.1	1/17/2018
3.6	Fourth Amended and Restated Agreement of Limited Partnership of Extra Space Storage LP	8-K	001-32269	10.1	12/6/2013
3.7	Declaration of Trust of ESS Holdings Business Trust I	S-11	333-115436	3.4	7/26/2004
3.8	Declaration of Trust of ESS Holdings Business Trust II	S-11	333-115436	3.5	7/26/2004
5.1	Opinion of Venable LLP					X
10.1	Amended and Restated Extra Space Storage Inc. 2015 Incentive Award Plan					X
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm					X
23.2	Consent of Venable LLP (included in Exhibit 5.1)					X
24.1	Power of Attorney (see signature page)					X
107	Filing Fee Table					X

Item 9. Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement,

(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective registration statement; and

(iii)    to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on August 1, 2025.

EXTRA SPACE STORAGE INC.

By:     /s/ Joseph D. Margolis
Joseph D. Margolis
Chief Executive Officer

Each person whose signature appears below hereby constitutes and appoints Joseph D. Margolis, Jeff Norman and Gwyn G. McNeal, jointly and severally, such person’s attorneys-in-fact, each with the full power of substitution, for him or her in any and all capacities, to sign this Registration Statement, and any amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Joseph D. Margolis	Chief Executive Officer (Principal Executive Officer)	August 1, 2025
Joseph D. Margolis

/s/ Jeff Norman	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 1, 2025
Jeff Norman

/s/ Grace Kunde	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	August 1, 2025
Grace Kunde

/s/ Kenneth M. Woolley	Chairman of the Board	August 1, 2025
Kenneth M. Woolley

/s/ Mark G. Barberio	Director	August 1, 2025
Mark G. Barberio

/s/ Joseph J. Bonner	Director	August 1, 2025
Joseph J. Bonner

/s/ Gary L. Crittenden	Director	August 1, 2025
Gary L. Crittenden

/s/ Susan Harnett	Director	August 1, 2025
Susan Harnett

/s/ Spencer F. Kirk	Director	August 1, 2025
Spencer F. Kirk

/s/ Diane Olmstead	Director	August 1, 2025
Diane Olmstead

/s/ Julia Vander Ploeg	Director	August 1, 2025
Julia Vander Ploeg

/s/ Joseph V. Saffire	Director	August 1, 2025
Joseph V. Saffire